EXHIBIT 99



                                                               T    E    A    M
                                                              RENTAL GROUP, INC.

CONTACT:

Sandy Miller
Chief Executive Officer
904/238-7035
FOR IMMEDIATE RELEASE

              TEAM RENTAL GROUP REPORTS SECOND QUARTER RESULTS AND
             ANNOUNCES ACQUISITION OF INDIANAPOLIS CAR SALES COMPANY

Daytona Beach, FL (August 7, 1996)...Team Rental Group, Inc., (NASDAQ:TBUD) released its second quarter operating results, reporting net income for its second quarter of $0.30 per share, an increase of $0.18 over the comparable period of 1995. Net income increased 202% from $0.7 million for the quarter ended June 30, 1995 to $2.2 million for the quarter ended June 30, 1996. Primary earnings per share for the six-month period ended June 30, 1996 increased $.55 from a $.07 loss in the 1995 period to earnings of $.48 for the first six months of 1996. Team also announced that it has acquired ValCar Rental Car Sales, Inc., a retailer of late-model used cars with four locations in Indianapolis, Indiana.

Revenue increased 190% in the second quarter of 1996 to $93.7 million due to a $35 million increase in rental revenues and a $26 million increase in revenues from retail vehicle sales. This growth fueled a $6.8 million increase in operating income from $4.0 million in the second quarter of 1995 to $10.8 million for the comparable period of 1996. Revenues for the six-month period ended June 30 increased 192% from $54.6 million in 1995 to $159.5 million in 1996 and operating income for the same period increased 311% from $4.4 million in 1995 to $18.1 million in 1996.

Rental revenues were again favorably impacted by price increases. Daily dollar average earned on vehicle rentals increased over 9% in the second quarter of 1996 for the thirteen franchise territories currently owned by Team as compared to those same combined territories' performance in the prior year.

Commenting on Team Rental Group's second quarter results, Chief Executive Officer Sandy Miller stated, "The last few months have been very good for us. In April, we opened two more retail car sales facilities, our first facility in the Cincinnati market and our second facility in Dayton, Ohio. On July 9, we successfully completed our secondary public offering, raising $46.9 million of proceeds net of underwriters' commissions. These proceeds were utilized to pay


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Team Rental Group, Inc., August 7, 1996
page 2


off $33.0 million of non-vehicle debt and $5.8 million of vehicle debt, with the balance utilized for general corporate purposes, including funding future growth of our rental, retail car sales and commuter van pooling operations. On August 1, we acquired ValCar Rental Car Sales with its four Indianapolis car sales facilities. This addition brings us to a total of 13 retail car sales locations, placing us ahead of schedule in the growth of our car sales operations. Bringing ValCar into Team Rental Group will allow it to benefit from the corporate structure Team has assembled and will further enhance the economies of scale Team currently enjoys."

Team owns and operates 13 Budget Rent a Car franchises with a total of 159 locations engaged in car, truck and passenger van rentals in Arizona, California, Connecticut, Delaware, Indiana, Kentucky, Massachusetts, New Jersey, New York, North Carolina, Ohio, Pennsylvania and Virginia. The Company also operates airport parking facilities at certain locations, leases vans for van pooling operations in 22 states and markets retail used vehicles in Charlotte, Cincinnati, Dayton, Indianapolis, Philadelphia, Richmond and three locations in Southern California.

The following table summarizes Team's operating results for the three- and six-month periods ended June 30, 1996 and 1995.

Team Rental Group, Inc., August 7, 1996
page 3


                             Team Rental Group, Inc.
                      Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (Unaudited)

- ------------------------------------------------------------------------------------------------------------
                                    Three-Month Period Ended June 30,     Six-Month Period Ended June 30,
                                         1996               1995               1996              1995
- --------------------------------- ------------------ ------------------- ----------------- -----------------

Operating Revenues                     $ 93,734          $ 32,322           $159,528          $ 54,592

Operating income                         10,842             4,034             18,096             4,406
                                       --------          --------           --------          --------

Net income                             $  2,246          $    743           $  3,523          $   (403)
                                       ========          ========           ========          ========

Net income per common share            $   0.30          $   0.12           $   0.48          $  (0.07)
                                       ========          ========           ========          ========

Average shares outstanding
     for the period                       7,569             6,144             7,413             6,091
